INDEPENDENT AUDITORS' CONSENT


Merrill Lynch Global Value Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement No. 333-1663 of our report dated February 18, 2000 appearing in the annual report to shareholders of Merrill Lynch Global Value Fund, Inc. for the year ended December 31, 1999, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Princeton, New Jersey
April 20, 2000